EXHIBIT 14.1

TOWER BANCORP, INC.

CODE OF ETHICS POLICY

Adopted March , 2009

The following Code of Ethics applies to every director, officer and employee (each, a “Covered Person”) of Tower Bancorp, Inc. and its subsidiaries (collectively, the “Company”).  To further the Company’s fundamental principles of integrity, honesty, loyalty, fairness and forthrightness, the Company has established this Code of Ethics Policy (the “Code”).  The Code strives to deter wrongdoing and promote the following objectives:

•                  honest and ethical conduct;

•                  avoidance of conflicts of interest;

•                  full, fair, accurate, timely and transparent disclosure;

•                  compliance with applicable government and self-regulatory organization laws, rules and regulations;

•                  prompt internal reporting of Code violations; and

•                  accountability for compliance with the Code.

It is impossible to delineate all conduct required to ensure adherence to the high ethical standards expected of us; nor is it possible to set forth rules that cover all conceivable situations.  The following, therefore, is not intended to be all-inclusive.  Rather, it should serve as a guide in applying our basic philosophy of conducting our business with integrity in all situations.

GENERAL STATEMENT OF PHILOSOPHY

It is our policy that Covered Persons conduct themselves in an honest and ethical manner that reflects favorably upon the organization, and in compliance with all applicable laws and regulations.  Covered Persons must manage their personal business affairs as to avoid situations that might lead to a conflict or even the appearance of a conflict between one’s self-interest and his or her duty to the Company, its customers or its shareholders.  A Covered Person’s position must never be used, directly or indirectly, for private gain, to advance personal interests, or to obtain favors or benefits for him/herself, a member of his/her family or any other person

SPECIFIC STATEMENTS OF POLICY

Compliance with Law

A variety of laws apply to the Company and its operations.  Each of the Company’s employees and directors is expected to comply with all such laws, including securities and banking laws, as well as rules and regulations adopted under such laws.  Examples of criminal violations under applicable laws include:

•                  stealing, embezzling or misapplying corporate or bank funds;

•                  using threats, physical force or other unauthorized means to collect money;

•                  making false entries in the books and records of the Company, or engaging in any conduct that results in the making of such false entries;

•                  making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; and

•                  utilizing Company funds or other assets or services to make a political contribution or expenditure.

The Company must and will report all suspected criminal violations relating to the Company, its operations and business to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.  In particular, the Company will comply with all of its reporting, recordkeeping and internal control responsibilities under applicable law, including among others, the federal Bank Secrecy Act, International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 and any similar reporting requirements under applicable state laws.

Conflicts of Interest

Covered Persons should avoid activities that conflict or might reasonably appear to conflict with the proper performance of their duties.  This would include outside positions or interests held, financial or otherwise, and payments made or received.  Transactions for customers and the Company have priority over personal business transactions.  A Covered Person should not have a position or interest that may affect the person’s independence or judgment regarding transactions between the Company and its customers, suppliers and others doing business with the Company.   Any questions regarding whether a certain activity could be regarded as a conflict of interest should be addressed to the Compliance Officer or General Counsel (see “Implementation and Reporting of Violations” below).

Corporate Payments

No corporate payment in the form of a bribe, kickback or consideration of any type will be made or paid to anyone, either directly or indirectly, to win preferential treatment in securing business or to obtain special concessions for the Company.  It should be emphasized that a corporate payment need not be illegal to be prohibited.  No Covered Person may assist a customer or allow the Company to serve as a financial intermediary, when the Covered Person knows or has reason to know that a bribe or kickback, foreign or domestic, is being made.

Personal Finances

Because of our position of trust in the community, personal finances should be managed with prudence.  Personal financial affairs should be conducted in such a manner as to be above regulatory or auditing criticisms or concerns. Covered Persons should discuss any financial emergency with the Chief Executive Officer.

All Covered Persons should assume the position of a regular customer when handling their personal bank business.  All transactions should be handled in the normal over-the-counter procedure.  No Covered Person will be permitted to transact their own, or a relative’s bank business.  Avoid direct or indirect financial interest with competitors, clients, and suppliers.

Personal Investments; Insider Trading

So long as it is not inconsistent with this Code, directors, officers, employees and members of their families are free to invest in securities or other investments at their discretion.

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the securities of Tower Bancorp, Inc. or any other company while in possession of material information that has not been released to the general public, whether obtained through employment with the Company or any other source.   In addition, Covered Persons must not communicate or disclose such information to others as they may trade in the securities of Tower Bancorp, Inc. or such other company on the basis of such material non-public information.

Any director, executive officer or other person who has been designated as an “insider” by the Company must ensure that any trades by them in Tower Bancorp, Inc. securities are accomplished in accordance with applicable law and any insider trading policy adopted by the Company.

Any questions concerning the propriety of trading in securities of Tower Bancorp, Inc. or any other company should be directed to the Company’s General Counsel.

Confidential Information

Disclosure or use of confidential information obtained through or as a consequence of employment by the Company must be limited to the proper conduct of the Company’s business.  Customer information may be released only in accordance with existing Company policy.  No Covered Person should use, or permit others to use, such information for the purpose of furthering a private interest or as a means of making a profit.

The use of confidential information about one customer to further the private interest of another customer is prohibited.

Covered Persons shall comply with the Graystone Tower Bank’s “Employee Guide to Information Security” and “Regulation P — Privacy of Consumer Financial Information” policies, which are each incorporated herein by reference.

Dealing with Competitors

A Covered Person may not share with a competitor of the Company or potential competitor any information that may be used to restrain or discourage competition.

Specifically, pricing formulas, market share, marketing strategy, yields, service prices, costs and other such information, even though available to customers, should not be shared with competitors or potential competitors directly or through third parties, unless approved by the

Company.  No Covered Person may make any agreement with any competitor or potential competitor regarding pricing, marketing, personnel, customers, geographic marketplace, or any other form of agreement, which might restrain competition, whether such agreement is made directly or through any form of organization or association.  Covered Persons may participate with competitors in joint venture arrangements (e.g., loan participation or security syndication) or in any other situation not designed to restrain competition, when such arrangements have been appropriately reviewed for legal implications.

Acceptance of Gifts

To avoid possible conflicts of interest, and because it is potentially illegal under the federal Bank Bribery Act, no Covered Person, or his or her immediate family, may solicit or accept, directly or indirectly, any gift, bequest, gratuity, discount, entertainment, loan or any other item of value, either from a Covered Person or from another person that has obtained or is seeking to obtain business relations with the Company.

The prohibitions set forth in the above paragraph may not apply to Covered Persons who accept:

a)                                      Gifts, gratuities or amenities or favors based upon family or close personal relationships, when the circumstances clearly indicate that these relationships, rather than the business of the Company, are the motivating factors.

b)                                     Food, transportation and entertainment at routine luncheon, dinner or business meetings, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations.   In no event will a Covered Person accept lavish entertainment.  Questionable entertainment should be reviewed and approved in advance by the Chief Executive Officer or the General Counsel.

c)                                      Gifts having retail value not exceeding $100, such as those commonly exchanged during festive holidays or promotional gifts, which are not tied to any action on the part of the Company.

d)                                     Merchandise purchased from dealers or merchants at discounts, when the discount does not exceed that which is ordinarily available or is available to all Covered Persons.

Extensions of Credit

Graystone Tower Bank may extend credit to any executive officer, director, or principal shareholder of the Company only on substantially the same terms as those prevailing for comparable transactions with other persons or that may be available to Company employees generally.  However, all such transactions will comply with all applicable laws, rules and regulations (including, without limitation, the insider lending restrictions of the Federal Reserve Board’s Regulation O).

Borrowing from Customers or Suppliers

Covered Persons are prohibited from borrowing from customers or suppliers unless that company engages in lending as part of its usual course of business.  Then, such borrowing must be on terms no more favorable than those afforded others of similar credit standing, and the transaction must not establish a conflict with the Company.

Outside Employment

Covered Persons (except for directors) are not permitted to engage in outside employment and all Covered Persons are prohibited from engaging in  business ventures that interfere or conflict with the satisfactory fulfillment of their responsibilities to the Company.  Prior to accepting outside employment, approval should be obtained from the person’s supervisor.  Covered Persons should not engage in business ventures where the primary purpose is competition with the Company.  A Covered Person may not serve as personal representative, trustee or guardian of an estate, trust, or guardianship, unless such appointments result from close personal relationships.

Service on Board of Directors

Covered Persons (except for directors) may not serve as directors or executive officers of any for-profit organization without the prior approval of the Chief Executive Officer.  Service on boards of directors for nonprofit organizations will also require the Chief Executive Officer’s approval, if the nonprofit organization is a customer of the Company.  Before directors serve as directors or executive officers of any for-profit organization doing business in Pennsylvania or Maryland, they should report their intention to do so to the Board of Directors, except if they already serve in such capacity at the time they become directors of the Company, and have disclosed this in advance.

Business Dealing with Customers

A Covered Person should not invest in or have personal business involvement with a customer when the Covered Person is responsible for the management of the Company’s relationship with that customer.  An exception to this is a business that deals with the public, such as a retailer, utility or transportation company.  Any other exception must be approved by the Chief Executive Officer.  No Covered Person may represent the Company in any transaction involving persons or organizations in which the Covered Person or immediate family have a significant connection, financial interest or family relation.

Bank Records and Transactions

All transactions must be recorded accurately in the Company’s records.  No Covered Person knowingly will falsify or place inaccurate or misleading information in any Company record.

No Covered Person will allow the Company to serve a customer or any other person when the Covered Person knows or has reason to know that such person is “laundering” money or is otherwise involved in an illegal or questionable transaction.

Candor with Management, Auditors and Counsel

Covered Persons are expected to maintain complete and open communication with management regarding Company matters and cooperate with and make full disclosure to the  Company’s independent auditors and counsel.  No Covered Person should deliberately conceal information or mislead management, auditors or counsel.

Regulatory and Public Disclosures

It is the Company’s policy that the information in its public communications, including all reports, filings, submissions and communications with governmental authorities or self-regulatory organizations, be full, fair, accurate, complete, timely and understandable.  All Covered Persons are expected to perform their responsibilities and to otherwise act in furtherance of this policy.   In particular, each individual who is involved in the Company’s disclosure process is required to discharge his or her responsibilities diligently to ensure that such filings, submissions and communications meet these objectives.  All such persons are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or without the Company, including the Company’s independent auditors

News and other information concerning the Company, including information on products, procedures, etc., shall only be released to the public through the Company’s Chief Executive Officer, or his or her designee.  This includes responses to requests for information from the news media.

Accounting Practices

All accounting records of the Company shall be compiled accurately and in accordance with accounting principles generally accepted in the United States.  All financial records of the Company shall be maintained and retained in accordance with applicable law.   Covered Persons are expected to observe and comply with the system of internal controls, including internal controls over financial reporting, and disclosure controls and procedures established by the Company.

IMPLEMENTATION AND REPORTING VIOLATIONS

Waivers and Approvals

No waiver or any provision of the Code for the benefit of an executive officer or director will be effective unless (1) approved by the Board or, if permitted by the Board, a committee of the Board and (2), if applicable, the Company promptly discloses the waiver to Company shareholders in accordance with applicable provisions of U.S. securities laws and/or the Marketplace Rules of The Nasdaq Stock Market LLC.  Any other waivers of this Code must be made by the Company’s General Counsel.

Difficult questions of judgment may arise in connection with this Code of Ethics Policy.  Any questions and further information on this Code of Ethics should be directed to the Compliance Officer or the General Counsel.  Requests for a waiver of a provision of, or approval required by, this Code, must be submitted in writing to the Compliance Officer for appropriate review.

Training and Acknowledgement

The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations.  Employees will receive periodic training on the contents and importance of the Code and related policies and the manner in which violations must be reported and waivers or approvals must be requested.  In addition, each employee has an obligation to annually certify that he or she has read and reviewed this Code of Ethics Policy and to the best of his or her knowledge is in compliance with all its provisions.

Reporting Violations

Covered Persons who observe, learn of, or, in good faith, suspect a violation of any provision of this Code must immediately report the violation to the Compliance Officer.  Any suspected violation of the Code by the Compliance Officer shall be reported to the General Counsel or Chief Executive Officer.  Individuals who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and treated confidentially to the extent possible.

Any violations involving questionable or improper accounting, internal controls or auditing matters shall be reported to the Chair of the Audit Committee and investigated by the Audit Committee.   The procedures for receiving and handling such complaints or concerns is set forth in the Company’s Whistleblower Policy.

CONSEQUENCES FOR NON-COMPLIANCE

Violations of this Code by any employee may result in disciplinary action, including immediate dismissal.  Any director who violates any provision of this Code that pertains to directors is also subject to disciplinary action including removal as a member of the Board.  Situations in which infractions of the Code may have violated federal or state law will be reported to the relevant enforcement or regulatory agencies, as required by law.

RELATED POLICIES

This Code of Ethics Policy supplements and is not intended to limit or replace any other current policy of the Company relating to matters referred to herein or otherwise.  The Code should be read in conjunction with all of the Company’s other policies and procedures.